Exhibit 23

Consent of Independent Auditors

The Board of Directors

Electronic Data Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-64681 and 33-36443) on Form S-8 of Electronic Data Systems Corporation of our report dated June 14, 2002 related to the statements of net assets available for benefits of the EDS 401(K) Plan as of December 31, 2001 and 2000, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules as of and for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the EDS 401(K) Plan.

                                                                                                                        KPMG LLP

Dallas, Texas

June 25, 2002

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